Exhibit 99.1

Sanara MedTech Inc. Announces Unaudited Preliminary Results for the Fourth Quarter and Full Year 2023

FORT WORTH, TX / GlobeNewswire / February 22, 2024 / Sanara MedTech Inc. Based in Fort Worth, Texas, Sanara MedTech Inc. (“Sanara,” the “Company,” “we,” “our” or “us”) (NASDAQ: SMTI), a medical technology company focused on developing and commercializing transformative technologies to improve clinical outcomes and reduce healthcare expenditures in the surgical, chronic wound and skincare markets, announced today certain unaudited preliminary results for the fourth quarter and full-year 2023.

Selected Fourth Quarter and Full-Year 2023 Preliminary Results (Unaudited)

●	Net revenue of approximately $17.7 million during the three months ended December 31, 2023, an increase of 15.5% over the $15.3 million reported in the fourth quarter of 2022. This represents the ninth consecutive record sales quarter reported by the Company.

●	Net revenue of approximately $65.0 million for the year ended December 31, 2023, compared to net revenue of $45.8 million for the year ended December 31, 2022, representing a 41.8% increase from the prior year. The higher net revenue in 2023 was primarily due to increased sales of soft tissue repair products, including CellerateRX Surgical, which grew 31% compared to the prior year, and increased sales of bone fusion products as a result of increased market penetration, geographic expansion and our continuing strategy to expand our independent distribution network in both new and existing U.S. markets.

●	Cash was approximately $5.1 million as of December 31, 2023.

Zach Fleming, Sanara’s CEO, stated, “Sanara’s success in 2023 was driven primarily by strong sales growth across a number of products, including CellerateRX Surgical and our advanced biologics portfolio. I am grateful to the entire team for their hard work and dedication as we strive to deliver products to doctors and patients that improve outcomes and reduce costs.”

Our independent registered public accounting firm has not completed its procedures with respect to the preliminary financial information or its audit of our financial statements for the year ended December 31, 2023. Our actual results may differ from these estimates as a result of the completion of our audit and other developments that may arise between now and the time our financial results for the fourth quarter and fiscal year are finalized.

About Sanara MedTech Inc.

Sanara MedTech Inc. is a medical technology company focused on developing and commercializing transformative technologies to improve clinical outcomes and reduce healthcare expenditures in the surgical, chronic wound and skincare markets. The Company markets, distributes and develops surgical, wound and skincare products for use by physicians and clinicians in hospitals, clinics and all post-acute care settings and offers wound care and dermatology virtual consultation services via telemedicine. Sanara’s products are primarily sold in the North American advanced wound care and surgical tissue repair markets. Sanara markets and distributes CellerateRX® Surgical Activated Collagen®, FORTIFY TRG® Tissue Repair Graft and FORTIFY FLOWABLE® Extracellular Matrix as well as a portfolio of advanced biologic products focusing on ACTIGENTM Verified Inductive Bone Matrix, ALLOCYTE® Plus Advanced Viable Bone Matrix, BiFORM® Bioactive Moldable Matrix, TEXAGEN® Amniotic Membrane Allograft, and BIASURGE™ Advanced Surgical Solution to the surgical market. In addition, the following products are sold in the wound care market: BIAKŌS® Antimicrobial Skin and Wound Cleanser, BIAKŌS™ Antimicrobial Wound Gel, BIAKŌS® Antimicrobial Skin and Wound Irrigation Solution and HYCOL® Hydrolyzed Collagen. Sanara’s pipeline also contains potentially transformative product candidates for mitigation of opportunistic pathogens and biofilm, wound re-epithelialization and closure, necrotic tissue debridement and cell compatible substrates. The Company believes it has the ability to drive its pipeline from concept to preclinical and clinical development while meeting quality and regulatory requirements. Sanara is constantly seeking long-term strategic partnerships with a focus on products that improve outcomes at a lower overall cost. In addition, Sanara is actively seeking to expand within its six focus areas of wound and skincare for the acute, post-acute, and surgical markets.

Information about Forward-Looking Statements

The statements in this press release that do not constitute historical facts are “forward-looking statements,” within the meaning of and subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995. These statements may be identified by terms such as “aims,” “anticipates,” “believes,” “contemplates,” “continue,” “could,” “estimates,” “expect,” “forecast,” “guidance,” “intend,” “may,” “plan,” “possible,” “potential,” “predicts,” “preliminary,” “projects,” “seeks,” “should,” “targets,” “will” or “would,” or the negatives of these terms, variations of these terms or other similar expressions. These forward-looking statements include, among others, statements regarding the Company’s expected net revenue for the fourth quarter and full fiscal year ended December 31, 2023, the Company’s expected cash and cash equivalents as of December 31, 2023, the development of new products, the timing of commercialization of our products and the regulatory approval process. These items involve risks, contingencies and uncertainties such as the preliminary financial information remaining subject to changes and finalization based upon management’s ongoing review of results for the fourth quarter and full fiscal year 2023 and the completion of all quarter and year-end closing procedures, the extent of product demand, market and customer acceptance, the effect of economic conditions, competition, pricing, uncertainties associated with the development and process for obtaining regulatory approval for new products, the ability to consummate and integrate acquisitions, and other risks, contingencies and uncertainties detailed in the Company’s SEC filings, which could cause the Company’s actual operating results, performance or business plans or prospects to differ materially from those expressed in, or implied by these statements.

All forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to revise any of these statements to reflect the future circumstances or the occurrence of unanticipated events, except as required by applicable securities laws.

Investor Contact:

Callon Nichols, Director of Investor Relations

713-826-0524

CNichols@sanaramedtech.com

SOURCE: Sanara MedTech Inc.